Exhibit 10.01

ADAPTEC, INC.

Adaptec Incentive Plan Document

Fiscal Year 2006

1.             Plan Name and Effective Date

The name of the plan is the Adaptec Incentive Plan (the “AIP”). The AIP is effective for Adaptec’s 2006 fiscal year from April 1, 2005 through March 31, 2006 (“Fiscal Year 2006”).

2.             Purpose

The purpose of the AIP is to provide a direct financial incentive for eligible executives, managers and individual contributors to make a significant contribution to Adaptec’s established goals in order to help Adaptec’s stockholders realize increased value from their investment.

3.             Eligibility

All full or part-time exempt employees in grade 21 and above are eligible to participate in the AIP. All eligible employees must have worked for Adaptec at least six months and must still be an employee of Adaptec at the time payments are made, as discussed below, in order to qualify to participate in the AIP. Commissioned sales employees, temporary employees and independent contractors are not eligible to participate in the AIP.  All Adaptec employees that are eligible to participate in the AIP are deemed to be “Participants” in the AIP.

4.             Timing of AIP Payments

Payments that become due under the AIP will be paid to Participants as soon as administratively feasible after the overall budget is approved by the Compensation Committee following the close of the second quarter of Fiscal Year 2006 or the fourth quarter of Fiscal Year 2006, as applicable.

5.             Funding the AIP Pool

The AIP reinforces three key goals that support Adaptec’s strategic plans: achieving Adaptec’s strategic goals, maximizing Adaptec’s revenue (“Revenue”) and maximizing Adaptec’s Operating Profit Before Taxes (“OPBT”).  Achievement of four strategic goals accounts for 25% of the AIP incentive pool (the “AIP Pool”), or an aggregate total of $825,000, and will be paid to Participants if three of these four goals are achieved, regardless of whether the financial goals are reached.  In order for the Compensation Committee to fund the remaining 75% of the AIP Pool and in order for Participants to be eligible to receive payments from this portion of the AIP Pool, Revenue and OPBT each must meet minimum thresholds as determined by the Compensation Committee.

The matrix for determining the size of the AIP Pool related to the achievement of the financial goals for Adaptec’s Q3 and Q4 performance is set forth in Chart A. The size of the AIP Pool related to the achievement of the financial goals will be determined by the amount that each of Adaptec’s Revenue and OPBT related to its DPS and DSG segments exceeds the minimum thresholds established by the Compensation Committee: as Revenue and OPBT increase, the AIP Pool will increase as set forth in Chart A. Revenue and OPBT are each weighted equally in determining the size of the AIP Pool related to the achievement of these financial goals.  In addition, the Compensation Committee may increase or decrease the size of the AIP Pool related to the achievement of the financial goals by 25% based on Adaptec’s performance during Fiscal Year 2006.

If the Revenue and OPBT minimum thresholds set by the Compensation Committee are both not met, then this portion of the AIP Pool will not be established. Notwithstanding the foregoing, in extraordinary and extenuating circumstances, the Compensation Committee may determine to fund the AIP Pool related to the achievement of the financial goals and make payments to Participants if Revenue and/or OPBT do not meet the established minimum thresholds.  In all cases, the Compensation Committee must review and approve the funding of the AIP Pool related to the achievement of the financial goals.

Chart A

AIP Pool	Revenue	OPBT
(in millions)	(in millions)	(in millions)
$3.792750	A + 7.530	B + 1.317750
$3.529200	A + 6.024	B + 1.054200
$3.265650	A + 4.518	B + 0.790650
$3.002100	A + 3.012	B + 0.527100
$2.738550	A + 1.506	B + 0.263550
$2.475000	A	B
$2.211450	A - 1.506	B - 0.263550
$1.842480	A - 3.012	B - 0.421630
$1.368090	A - 4.518	B - 0.474340
$0.840990	A - 6.024	B - 0.474340
$—	A - 7.530	B - 0.474340

6.             Calculation of Payments

Chart B shows the targeted incentives by a Participant’s grade/position and as a percentage of a Participant’s base salary if Adaptec were to reach the 100% funding level set forth in Chart A. Chart B also shows what percentage of the eligible employee population would be targeted to receive an incentive payment.

Chart B

Participants: AIP Payments (for six months)

Grade/Position	Target % of Base Salary	Target Receiving
Chief Executive Officer	85%	100%
Chief Financial Officer	60%	100%
Vice President/General Manager	50%	100%
Vice President	40%	100%
31-33	25%	70-90%
29-30	15%	70-90%
27-28	12%	70-90%
24-26	10%	70-90%
21-23	8%	70-90%

7.             AIP Payments

Once the AIP Pool amount is determined for each six-month period, the actual payment to a Participant is based on the Participant’s performance and can range from 0 to 200% of target incentive amount. In no case will the sum of all payments exceed the amount funded by the AIP. All payments from the AIP Pool made to Section 16(b) officers of Adaptec will be recommended by Adaptec’s CEO and will be reviewed by the Compensation Committee. In addition, the Compensation Committee will approve the CEO’s payment from the AIP Pool.